ACCOUNTING SERVICES AGREEMENT


          THIS AGREEMENT, dated as of the 1st day of December, 1986, made by and between THE RIGHTIME FUND, INC. (the "Fund"), a corporation operating as an open-end investment company, duly organized and existing under the laws of the State of Maryland, and LINCOLN INVESTMENT PLANNING ("Lincoln"), a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania:

                             WITNESSETH THAT:

          WHEREAS, the Fund desires to retain Lincoln to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in
Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and
          WHEREAS, Lincoln is willing to perform such functions upon the terms and conditions set forth below;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. The Fund shall promptly turn over to Lincoln such of the Accounts and Records of the Fund as are necessary for Lincoln to perform its functions under this Agreement. The Fund authorizes Lincoln to rely on such Accounts and Records turned over to it and hereby indemnifies and holds Lincoln, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by Lincoln to knowledgeably perform its functions.

2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, Lincoln shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and Lincoln:

(a)     Cash Receipts Journal
(b)     Cash Disbursements Journal
(c)     Dividends Paid Record
(d)     Purchase and Sales Journals - Portfolio Securities
(e)     Subscription and Redemption Journals
(f)     Security Ledgers
(g)     Broker Ledger
(h)     General Ledger
(i)     Daily Expense Accruals
(j)     Daily Interest Accruals
(k)     Securities and Monies borrowed or loaned and collateral therefor
(l)     Daily Trial Balance
(m)     Investment Income Journal

Unless necessary information to perform the above functions isfurnished by Written or Oral Instructions to Lincoln daily prior to 4:00 PM Eastern time (the close of trading on the New York Stock Exchange), including information necessary to calculate the Fund's net asset value as provided below, Lincoln shall incur no liability, and the Fund shall indemnify and hold harmless Lincoln from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by Lincoln from the Fund or its agents and used in such calculations and any subsequent corrected information received concerning the Fund.



Section 2. Lincoln shall perform the ministerial calcu-lations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus and utilizing the information described in this Section. The valuation of Portfolio items for which market quotations are available by Lincoln's use of a financial information service of Lincoln's selection shall be based on the closing prices of such financial information service, except where the Fund has given or caused to be given specific Written or Oral Instructions requiring Lincoln or its agents to utilize a different value. The valuation of portfolio items to be valued by Lincoln for which market valuations may not be available by Lincoln's use of a financial information service, including but not limited to options, stock index futures, and options on stock index futures shall be based on sources mutually agreed to by Lincoln and the Fund. The Fund shall assume all responsibility for computation of "amortized cost," valuation of all foreign securities, restricted securities and other securities whose valuation is not the responsibility of Lincoln and which require valuation not readily ascertainable solely by mechanical procedures. Lincoln shall have no responsibility or liability for the accuracy of prices quoted by such financial information service; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage or cost arising out of any inaccuracy of such data, unless the loss, liability, damage or cost is due to Lincoln's gross negligence or willful misconduct. Lincoln shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to Lincoln in usable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Fund (or its agents) Lincoln shall occur no liability, and the Fund shall indemnify and hold harmless Lincoln from and against any liability arising from any failure by the Fund to provide complete information or from any discrepancy between the information received by Lincoln and used in such calculation and any subsequent information received from the Fund or any of its designated agents, unless such liability is due to gross negligence of or willful misconduct by Lincoln.

Section 3. For all purposes under this Agreement, Lincoln is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the First Instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Lincoln receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund represents that it has agreed to cause the Broker-Dealer or Futures Commission Merchant to send a written confirmation to Lincoln. Lincoln shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by Lincoln is countermanded by a timely later Written or Oral Instruction received by Lincoln prior to acting upon such countermanded Instruction, Lincoln shall act upon such later Written or Oral Instruction. The obligation of Lincoln with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. Lincoln shall also be responsible for taking any action necessary with respect to any timely follow-up Written or Oral Instruction which countermands or modifies a Written or Oral Instruction. The Fund shall be responsible for the costs of any action taken by Lincoln, including any reprocessing, necessary to correct any discrepancy or error resulting from the Fund's mistake or delay. If any such action requires Lincoln to act, the Fund shall give Lincoln specific Written Instruction as to the action required.

Section 4. The Fund shall, at the end of each month, cause the Fund Custodian (First Pennsylvania Bank N.A.), to forward to Lincoln a monthly statement of cash and portfolio transactions, which will be reconciled with Lincoln's Accounts and Records maintained for the Fund under this Agreement. Lincoln will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

Section 5. Lincoln shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed upon by Lincoln.

Section 6.


 Section 6. The Fund will provide or require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide Lincoln as of the close of each business day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to Lincoln by 10:00 AM the next following business day) containing all data and information necessary for Lincoln to maintain the Fund's Accounts and Records and Lincoln may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund shall be responsible to provide or cause to be provided to Lincoln reports of Share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

Section 7.


Section 7. The Accounts and Records, in the agreed upon format, maintained by Lincoln shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 under the Investment Company Act of 1940, as amended. All Accounts and Records of the Fund shall be considered confidential and will not be released to any party, other than any regulatory body or pursuant to any valid court order or judicial decree, without prior written authorization of the Fund. Lincoln shall assist the Fund's independent auditors, upon approval of the Fund, or any regulatory body, upon demand, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal periodic reviews. Employee time shall be reimbursed at the rate of the employee's customary hourly wage rate. Lincoln shall provide the Fund with immediate notice of any request for review of the Fund's Accounts and Records by any party, including any regulatory body or pursuant to any valid court order or judicial decree, and no party will be allowed access to such Accounts and Records unless such prior notice has been given to the Fund. Upon receipt from the Fund of necessary information, Lincoln shall supply the necessary data for the Fund or to complete of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and Lincoln shall agree upon from time to time.

Section 8. Lincoln, with the concurrence of the Fund, may from time to time adopt such procedures as they agree upon in writing, and Lincoln may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying Lincoln of any changes in regulations or rules which might necessitate changes in Lincoln's procedures, and for working out such changes with Lincoln.

Section 9.


 Section 9. Lincoln, in performing under the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any reasonable actions taken or omitted in good faith reliance upon any authorized Written or Oral Instruction, any certified copy of any resolution of the Board of Directors of the Fund filed with Lincoln or any other document reasonably believed by Lincoln to be genuine and to have been executed or signed by the proper person or persons, and the Fund agrees to indemnify and hold Lincoln harmless from any and all loss, liability and expense, including any legal expenses, arising out of Lincoln's performance, or status, or any act or omission of Lincoln, under this Agreement, where such loss, liability and expense is caused by Lincoln's action or failure to act due to its good faith reliance on the authenticity of such Written or Oral Instruction, resolution, or document and not due to gross negligence or willful misconduct of Lincoln. Without limitation of the foregoing:

(a) Lincoln may rely upon the advice of the Fund or of counsel, who may be counsel for the Fund or counsel for Lincoln and upon statements of accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and for any actions taken in good faith upon such statements, Lincoln shall not be liable to anyone.

(b) Lincoln may act upon any Oral Instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by resolution of the Board of Directors of the Fund to give such Oral Instruction. Lincoln shall have no duty or obligation to make any inquiry or effort of certification of such Oral Instruction.

(c) Lincoln shall not be liable for any action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of Directors of the Fund, and Lincoln may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Lincoln to have been validly executed.

(d) Lincoln may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the Fund or other proper party or parties, provided however, in the case of a Written or Oral Instruction, subparagraph (b) and (c) above shall apply.

(e)


Section 10. All financial data provided to, processed by, and reported by Lincoln under this Agreement shall be stated in United States dollars or currency. Lincoln shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

Section 11. Lincoln's compensation shall be as set forth in Schedule A hereto attached, or as shall be set forth in amendments to such Schedule approved in writing by the Fund and Lincoln.

Section 12. Nothing contained in this Agreement is intended to or shall require Lincoln, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which Lincoln or the New York Stock Exchange is closed unless so required by law, and functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which both the New York Stock Exchange and Lincoln are open. Notwithstanding the foregoing, Lincoln shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Investment Company Act of 1940.

Section 13. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Section 14. The Fund or Lincoln may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than sixty (60) days after the giving of the notice. Upon the effective termination date, subject to payment to Lincoln by the Fund of all amounts due to Lincoln as of said date, Lincoln shall make available to the Fund or the Fund's designated record keeping successor, all of the records of the Fund maintained under this Agreement then in Lincoln's possession.

Section 15. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to each person as follows:

          If to the Fund:
               The Rightime Fund, Inc.
               The Benson East Office Plaza
               Jenkintown, PA 19046
               Attention:  David J. Rights

          If to Lincoln:

               Lincoln Investment Planning, Inc.
               Suite 1000
               The Benson East Office Plaza
               Jenkintown, PA 19046
               Attention:  Thomas Forst

          Copy to:

               Edward S. Forst
               c/o Lincoln Investment Planning
               Suite 1000
               The Benson East Office Plaza
               Jenkintown, PA 19046

Section 1. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other, authorized or approved in each case by a resolution of its Board of Directors.

Section 2. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and Lincoln.

Section 3. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


                              THE RIGHTIME FUND, INC.


                              ByDavid J. Rights     (SEAL)
                                        Title


                              Attest:Gwendolynne F. Stoudt


                              LINCOLN INVESTMENT PLANNING, INC.


                              By:Edward Forst, President     (SEAL)
                                        Title


                              Attest:Thomas Forst

                          AMENDMENT NUMBER 1
                               to the
                         ACCOUNTING SERVICES
                             AGREEMENT OF
                     THE RIGHTIME FAMILY OF FUNDS


     WHEREAS, the Rightime Fund, Inc. (the "Fund") has entered into an agreement dated December 1, 1986 with Lincoln Investment Planning Inc. ("Lincoln") wherein Lincoln agreed to perform certain accounting and other bookkeeping services relating to the business of the Fund (the "Agreement"); and

     WHEREAS, Section 12 and Schedule A of the Agreement provide for the monthly payment by the Fund to Lincoln of certain fees described in Schedule A of the Agreement; and

     WHEREAS, the Board of Directors of the Fund has determined that it is fair and beneficial to the Fund and its shareholders to amend
Schedule A of the Agreement to provide for twice monthly payment by the Fund to Lincoln of a proportionate part of the fees described in Schedule A of the Agreement;

     NOW THEREFORE, the Fund and Lincoln hereby amend Schedule A of the Agreement to authorize twice-monthly payments of a proportionate part of the fees payable by the Fund to Lincoln under the Agreement, such payments to be made according to such schedule as is set forth from time to time by the parties to this Agreement, such approval to be made on behalf of the Fund by the Board of Directors of the Fund.

     IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereto affixed and attested, as of the _______ day of _______________, 1993.

                              THE RIGHTIME FUND, INC.

                              By:David J. Rights

(SEAL)

Attest:

                             LINCOLN INVESTMENT PLANNING, INC.

                             By:Thomas Forst

(SEAL)

Attest:


                              SCHEDULE A

                       Attached to and part of
                    Accounting Services Agreement
                      dated December 1, 1986
                  between The Rightime Fund, Inc.
               and Lincoln Investment Planning, Inc.


                        PORTFOLIO ACCOUNTING

                     CURRENT SCHEDULE OF FEES

I.     PORTFOLIO ACCOUNTING SERVICE FEE:

First $30 million in net assets                             $25,000.00
Next $20 million in net assets                               10,000.00
Each additional $25 million in net assets to $75 million      5,000.00
Each additional $25 million in net assets to $100 million     5,000.00
Each additional $25 million in net assets to $125 million     5,000.00
Each additional $25 million in net assets to $150 million     5,000.00
Each additional $50 million in net assets to $200 million     5,000.00
Each additional $50 million in net assets to $250 million     5,000.00
Each additional $50 million in net assets to $300 million     5,000.00

II.     PORTFOLIO ACCOUNTING TRADE FEE:

     Number of Long-Term Equity Trades @ $2.50 per Trade for Rightime Fund, Rightime Government Securities Fund, Rightime Blue Chip
Fund, Rightime Growth Fund, Rightime Social Awareness Fund, and
Rightime MidCap Fund.


III.     FULL ACCOUNTING:

     The Fund will reimburse Lincoln monthly for all out-of-pocket expenses including, but not limited to, postage, stationery, insurance, retention of records, conversion from a prior pricing agent and other expenses as mutually agreed to by the parties.

     * Compute net asset value daily
     * Maintain investment ledgers
     * Maintain general ledgers
     * Prepare the following financial reports:

          Daily Trial Balances
          Statement of Assets and Liabilities
          Schedule of Purchases and Sales of Securities


                              SCHEDULE B

                       Attached to and Part of
                    Accounting Services Agreement
                      dated December 1, 1986
                  between The Rightime Fund, Inc.
                and Lincoln Investment Planning, Inc.

                Periodic Reports Supplied to Client
                            Under Our
        Portfolio Pricing & General Ledger Accounting Services


DAILY

1.     Daily trial balance with a computation of net asset value
2.     Daily performance
3.     Daily cash available
4.     Daily reconcilement of Fund's shares
5.     Daily interest calculations
6.     Daily portfolio calculation with comparison to previous day

PERIODICALLY

1.     Statement of assets and liabilities
2.     Statement of operations
3.     Statement of changes in net assets
4.     Schedule of purchases and sales of securities
5.     Security ledger
6. Schedule of Fund's shares sold and repurchased and the outstanding shares registered with the SEC
7.     Interest evaluation
          Dividend schedule

SEMI-ANNUALLY

1.     Prepare answers to applicable items on Form NSAR.

OTHER

1. To follow up on all fail items, within two business days after settlement day

2. Prepare the unaudited reports that are required either quarterly or semi-annually

3. Prepare the basis work papers for the independent auditor and to assist them in the audit